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                                                                    Exhibit 99.1
[LOGO] Globix(TM)
       ----------------------------
       The Global Internet Exchange

Investor contact:
Globix Corporation
Stacey A. Yonkus
Director of Investor Relations
1-212-625-7770
investor@globix.com





FOR IMMEDIATE RELEASE

GLOBIX PROCEEDS WITH PRE-PACKAGED REORGANIZATION PLAN


NEW YORK - March 4, 2002 - Globix Corporation (GBIX) announced today that the Company and two of its wholly owned domestic subsidiaries have filed Chapter 11 petitions in the United States Bankruptcy Court for the District of Delaware. The Company is proceeding with its previously announced pre-packaged plan of reorganization that has received the overwhelming support of its bondholders and preferred shareholders.

The Company intends to continue operating in Chapter 11 in the ordinary course of business. It intends to seek the necessary relief from the Bankruptcy Court to pay its employees, trade, and certain other creditors in full and on time, regardless of whether such claims arise prior to or after the Chapter 11 filing. Due in large part to the overwhelming support of its bondholders and preferred shareholders, the Company expects to emerge from bankruptcy by early April 2002, or as soon as practicable thereafter.

As previously announced, pursuant to and following consummation of the plan, the Company's bondholders will exchange the currently outstanding $600 million principal amount of senior notes for $120 million in new senior secured notes and approximately 85% of the reorganized Company's new common stock. Current holders of the Company's preferred stock will receive approximately 14% of the new common stock. Current holders of the Company's common stock will receive approximately 1% of the new common stock. All currently existing securities of the Company will be cancelled upon consummation of the plan.

The previously announced discussions with the landlord of the Company's Globix House property in London are progressing with the intention to cut the Company's overhead costs by surrendering a portion of space while preserving its ability to service current and new customers. It is anticipated that a portion of the Company's rent deposit may have to be forfeited in connection with any such agreement. Any such agreement would be subject to a number of conditions including the approval of the boards of directors of the Company and the landlord. Additionally, there can be no assurance that these discussions will lead to an agreement with the landlord or that such an agreement, if reached, would prove to be beneficial to the Company.

Peter Herzig, Chief Executive Officer, said, "We are pleased with the support we have received from our bondholders and preferred shareholders. Today's actions are the next steps in a larger plan aimed at ensuring a promising future for Globix. With the alleviation of such a significant debt burden from the Company's balance sheet, we will be able to focus on the strong value proposition Globix offers its customers. I am confident we will quickly emerge from these


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proceedings a stronger organization with one primary goal, solidifying Globix's position as the premier provider of complex hosting services for businesses."

About Globix

Globix is a leading provider of advanced Internet hosting, network and applications solutions for business. Globix delivers services via its secure state-of-the-art Internet Data Centers, its high-performance global backbone and content delivery network, and its world-class technical professionals. Globix provides businesses with cutting-edge Internet resources and the ability to deploy, manage and scale mission-critical Internet operations for optimum performance and cost efficiency.

   This press release contains forward-looking statements relating to the Company's or management's intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include our ability to develop, pursue, confirm and consummate a plan of reorganization and to achieve its expected benefits; the ability to finance the operations and complete the planned expansion of our facilities and network; our reliance on the growth of the Internet and e-commerce; our success against competitors with significantly greater resources; and other risks listed under the heading of Risk Factors in the Company's filings with the Securities and Exchange Commission.